                                                                    Exhibit 8.1


                       [STOKES & BARTHOLOMEW LETTERHEAD]



                               January ___, 1998



J.C. Bradford & Co., L.L.C.
NationsBanc Montgomery Securities LLC
Paine Webber Incorporated
Stephens Inc.
Wheat First Securities
c/o J.C. Bradford & Co., L.L.C.
330 Commerce Street
Nashville, Tennessee 37201

         Re: CCA Prison Realty Trust

Gentlemen:

         We have acted as tax counsel to CCA Prison Realty Trust, a Maryland real estate investment trust (the "Company"), in connection with the offering of 3,000,000 ____% Series A Cumulative Preferred Shares, $.01 par value per share, of the Company (the "Shares") pursuant to a registration statement on Form S-11 and S-3 under the Securities Act of 1933, as amended, file No 333- ___________ (in the form declared effective, the "Registration Statement"), and the final Prospectus. All capitalized terms in this opinion shall have the same respective meanings as set forth in the Registration Statement pertaining to the offering.

         You have requested our opinion whether the Company qualifies as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1997, and whether its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code.

         In rendering our opinion, we have examined such records, documents, certificates and other instruments and made such investigations of fact and law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing the documents and the conformity to authentic original documents of all documents submitted to us as copies.

J.C. Bradford & Co., L.L.C., et al.
January ___, 1998
Page 2

         This opinion is based upon various statements of fact and assumptions, including the statements of fact set forth in the Registration Statement concerning the business, assets and governing documents of the Company. We have been furnished, and with your consent have relied upon, certain representations as to factual matters made by the Company through a certificate of an officer of the Company (the "Officer's Certificate"). We have also made the following assumptions:

         1. The Company has complied with, and will continue to comply with, any and all applicable filing, reporting and administrative requirements related to real estate investment trust status, such as, for example, making a timely election under Section 856(c)(1) of the Code and maintaining the required records of actual ownership of outstanding shares and otherwise complying with Treasury Regulation Section 1.857-8.

         2. At all times after December 31, 1997, (i) the beneficial ownership of the Company has been, and will continue to be, held by 100 or more persons (as determined under Section 856(a)(5) of the Code), (ii) no more than 50 percent in value of the Company has been, or will be, owned, directly or indirectly, by five or fewer individuals (as determined under Section 856(h) of the Code), and (iii) no shareholder will own, directly or indirectly, more than 9.8% of the shares of any class of outstanding shares of the Company (as determined under the Company's Declaration of Trust), unless such ownership would not adversely affect the Company's status as a real estate investment trust.

         3. The purchase price of each of the Facilities was equal to its fair market value at the time of sale and was properly allocated among the assets purchased. Rents charged by the Company for each of the Facilities is equal to the fair rental value of such Facility.

         4. Additional properties acquired by the Company will qualify as "real estate assets" under Section 856(c)(6) of the Code and all other investments by the Company will be made in a manner to satisfy the asset tests of Section 856(c) of the Code.

         5. The income from additional leases entered into or acquired and the income from other investments will not cause the Company to fail the income tests of Section 856(c) of the Code.

         6. The Company has made, and will continue to make, distributions satisfying the distribution requirements of Section 857(a) of the Code.

         7. The Company has operated, and will continue to operate, in accordance with its proposed method of operation as described in the Registration Statement.

         8. The representations contained in the Officer's Certificate are accurate and correct.

J.C. Bradford & Co., L.L.C., et al.
January ___, 1998
Page 3
         On the basis of and in reliance on the foregoing, it is our opinion that, under current law, including relevant statutes, regulations and judicial and administrative precedent (which law is subject to change on a retroactive basis), the Company, commencing with its tax year ending December 31, 1997, has been organized in conformity with the requirements for qualification as a real estate investment trust under the Code, and its proposed method of operation, as described in the Registration Statement and the Officer's Certificate referenced above, will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code.

         No opinion is expressed as to any matter not discussed herein. Since actual qualification as a real estate investment trust is dependent upon future facts and circumstances, it is possible that future events, operations, distributions or other actions will cause the Company not to qualify or continue to qualify as a real estate investment trust.

         This opinion is solely for your benefit and is not to be quoted, circulated, assigned or delivered to any persons without our prior written consent.


                                          Very truly yours,

                                          STOKES & BARTHOLOMEW, P.A.